AMENDMENT NUMBER ONE

to the

AMENDED AND RESTATED TRUST AGREEMENT

Bear Stearns ARM Trust, Series 2005-7

Dated as of July 29, 2005

among

STRUCTURED ASSET MORTGAGE INVESTMENTS II INC.,

as Depositor

CHASE BANK USA, NATIONAL ASSOCIATION,

as Owner Trustee

and

WELLS FARGO BANK, N.A.,

as Securities Administrator

This AMENDMENT NUMBER ONE (this “Amendment”) is made and entered into this 29th day of September, 2005, by and among Structured Asset Mortgage Investments II Inc., a Delaware corporation, as depositor (the “Depositor”), Chase Bank USA, National Association, a national banking association, as owner trustee (the “Owner Trustee”) and Wells Fargo Bank, N.A. (“Wells Fargo”), as securities administrator (in such capacity, the “Securities Administrator”) and Certificate Paying Agent in connection with the Amended and Restated Trust Agreement, dated as of July 29, 2005, among the above mentioned parties (the “Agreement”). This Amendment is made pursuant to Section 10.01(b) of the Agreement.

RECITALS

WHEREAS,	the parties hereto have entered into the Agreement;

WHEREAS, the Agreement provides that the parties thereto may enter into an amendment to correct any mistake or cure any ambiguity in the Agreement;

WHEREAS, the parties hereto desire to amend the Agreement as set forth in this Amendment; and

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.            Capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Agreement or in Appendix A to the Indenture, dated July 29, 2005,

among Bear Stearns ARM Trust 2005-7, as Issuer, U.S. Bank National Association, as Indenture Trustee, and Wells Fargo Bank, N.A., as Securities Administrator.

2.            Article VI of the Agreement is hereby amended effective as of the date hereof by adding the following new Section 6.11:

(a)“Section 6.11             Derivative Contracts. (a) At the direction of the Seller, the Trust shall enter into derivative contracts for the benefit of the Certificateholders; provided however the counterparty to such derivative contract shall not be an Affiliate of the Depositor. Any acquisition of a derivative contract shall be accompanied by (i) an appropriate amendment to this Agreement, (ii) any Opinion of Counsel required by Section 10.01 and (iii) the consent of each Certificateholder to the acquisition of such derivative contract. Such derivative contract shall be executed on behalf of the Trust by the Certificate Paying Agent.

(b) All collections, proceeds and other amounts in respect of the derivative contracts payable by the derivative counterparty shall be distributed to the Certificateholders on the Payment Date following receipt thereof by the Certificate Paying Agent.

(c) Any derivative contract that provides for any payment obligation on the part of the Trust must (i) be without recourse to the assets of the Owner Trust Estate, (ii) contain a non-petition covenant provision from the derivative counterparty, (iii) limit payment dates thereunder for payments, if any, to Payment Dates, (iv) contain a provision limiting any cash payments (including termination payments) due to the derivative counterparty on any day under such derivative contract solely to funds available therefor in the Certificate Distribution Account available to make payments to the Certificateholders on such Payment Date, and (v) provide for copies of all notices and correspondence to be provided to the Certificate Paying Agent.

(d) Each derivative contract must (i) provide for the direct payment of any amounts by the derivative counterparty thereunder to the Certificate Distribution Account at least one Business Day prior to the related Payment Date, (ii) contain an assignment of all of the Trust’s rights (but none of its obligations) under such derivative contract to the Owner Trustee on behalf of the Certificateholders and shall include an express consent by the derivative counterparty to such assignment, (iii) provide that in the event of the occurrence of an Event of Default, such derivative contract shall terminate upon the direction of the Majority Certificateholder, and (iv) prohibit the derivative counterparty from “setting-off’ or “netting” other obligations of the Trust and its Affiliates against such derivative counterparty’s payment obligations thereunder.

(e) The Seller shall determine, in its sole discretion, whether any derivative contract conforms to the requirements of Section 6.11(c) and (d) and shall notify the Certificate Paying Agent and the Securities Administrator of the existence of such derivative contract.

(f) Neither the Seller nor the Depositor shall have any direct or indirect obligation under the derivative contracts.”

3.            Except as amended above, the Agreement shall continue to be in full force and effect in accordance with its terms.

4.            This Amendment may be executed by one or more of the parties hereto on any number of separate counterparts and of said counterparts taken together shall be deemed to constitute one and the same instrument.

5.            The Owner Trustee is hereby authorized and directed to enter into this Amendment.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the following parties have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written.

STRUCTURED ASSET MORTGAGE INVESTMENTS II INC., as Depositor

By:	/s/ Baron Silverstein
Name:	Baron Silverstein
Title:	Vice President

CHASE BANK USA, NATIONAL ASSOCIATION, as Owner Trustee

By:	/s/ John J. Cashin
Name:	John J. Cashin
Title:	Vice President

WELLS FARGO BANK, N.A., as Securities Administrator and Certificate Paying Agent

By:	/s/ Stacey Taylor
Name:	Stacey Taylor
Title:	Vice President

Acknowledged and Agreed to:

EMC MORTGAGE CORPORATION

By:	/s/ Dana Dillard
Name:	Dana Dillard
Title:	Senior Vice President

Acknowledged and Agreed to:

TABERNA LOAN HOLDINGS I, LLC, as CERTIFICATE HOLDER By: Taberna Realty Finance Trust, its sole member

By:	/s/ Jack E. Salmon
Name:	Jack E. Salmon
Title:	Executive Vice President and Chief Financial Officer